PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2015 RESULTS

DALLAS, TEXAS …March 3, 2016 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $25.7 million for the fourth quarter of 2015 compared to $24.7 million in the same period of 2014.  Operating income was $2.6 million in the fourth quarter of 2015 compared to $3.0 million in the same period of 2014.  Net income was $1.7 million, or $0.13 per diluted share, for the fourth quarter of 2015 compared to $1.7 million, or $0.14 per diluted share, in the same period of 2014.

Net sales for the year ended December 31, 2015 were $109.0 million compared to $103.8 million in the previous year.  Operating income was $14.0 million for the year ended December 31, 2015 compared to $13.6 million for 2014.  Net income was $9.1 million, or $0.73 per diluted share, for the year ended December 31, 2015 compared to $8.7 million, or $0.70 per diluted share, for the year ended December 31, 2014.

Net sales increased for both the fourth quarter and full year of 2015 principally due to strong demand within the Security Products segment from existing government customers.   Operating income decreased for the fourth quarter of 2015 compared to 2014 due to lower variable margins related to changes in customer and product mix, and higher fixed costs, in Security Products.  Operating income increased for the full year of 2015 compared to 2014 primarily as a result of higher sales and operating margins at Marine Components.

 "We are very pleased with the strong performance of both our Security Products and Marine Components segments for 2015," commented David A. Bowers, CEO. Security Products sales for the year significantly outpaced a very successful 2014 on the strength of added volume from our government customers. Continued sales growth in Marine Components, fueled by product diversification and innovation, is providing the critical mass necessary for consistent profitability and meaningful contribution to the financial success of the Company. While we recognize a portion of the 2015 volume growth is nonrecurring, we look forward to continued strong demand for our products as we enter 2016. We remain committed to continuing to serve the component needs of our customer base through product innovation, quality and service."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, uncertainties associated with the development of new product features, potential difficulties in integrating future acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, the impact of employee healthcare benefit related regulations, potential difficulties with implementing new enterprise wide software, and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015
	(Unaudited)

Net sales	$ 24.7	$ 25.7	$ 103.8	$ 109.0
Cost of goods sold	16.9	18.2	71.6	75.6
Gross profit	7.8	7.5	32.2	33.4
Selling, general and administrative expense	4.8	4.9	18.6	19.4
Operating income	3.0	2.6	13.6	14.0
Other non-operating income, net	-	-	0.1	-
Income before taxes	3.0	2.6	13.7	14.0
Provision for income taxes	1.3	0.9	5.0	4.9
Net income	$ 1.7	$ 1.7	$ 8.7	$ 9.1

Basic and diluted net income
per common share	$ 0.14	$ 0.13	$ 0.70	$ 0.73

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2014	2015
Assets

Current assets:
Cash and equivalents	$ 45.6	$ 52.3
Accounts receivable, net	8.7	8.8
Inventories, net	16.9	15.1
Prepaid expenses and other	0.6	0.7
Total current assets	71.8	76.9

Goodwill	23.7	23.7
Net property and equipment	33.0	33.6
Other noncurrent assets	0.6	0.6

Total assets	$ 129.1	$ 134.8

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 12.8	$ 11.6
Income taxes	0.4	0.5
Total current liabilities	13.2	12.1

Deferred income taxes	4.9	5.0
Stockholders' equity	111.0	117.7

Total liabilities and stockholders' equity	$ 129.1	$ 134.8